Exhibit 99.1

APPELLATE COURT RULES IN MILLER CASE:

REJECTS MILLER’S CLAIM TO STATUTORY DAMAGES OF $10.5 MILLION
RULES THAT HE MUST PROVE DAMAGES AT TRIAL

NEWPORT BEACH, CA, September 4, 2007 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, and dealers of diamonds and colored gemstones, reported that the Appellate Court has issued its decision in the William Miller case, ruling that, contrary to Miller’s assertions, he is not entitled to statutory damages of $10.5 million.

As previously reported, Miller argued that he was entitled, under California law, to statutorily prescribed damages of $750 for each alleged use of his name made by Collectors Universe without his consent and that, since Miller claims that his name appeared on 14,060 authentication certificates issued by Collectors Universe, he was entitled to statutory damages of $750.00 times 14,060, or approximately $10.5 million in total.  The Appellate Court ruled, instead, that the use of his name constituted, at most, a single violation of the statute in question and, therefore, Miller is not entitled to multiply $750.00 by the number of times his name was used.  The Appellate Court also ruled that Miller has the right to seek a retrial -  in which he may attempt to prove that Collectors Universe violated the statute at issue or common law, and if so, how, if at all, he was damaged by Collectors Universe – but that in any such retrial  he cannot seek to multiply $750.00 by the number of times, if any, that Collectors Universe used his name without his consent.  We cannot predict whether Miller will pursue a new trial.

The Appellate Court’s decision becomes final in 30 days.  During that period, Miller could petition the Appellate Court to reconsider its decision.  At the end of the 30-day period, Miller will have a period of 10 days within which to file a petition for review by the California Supreme Court.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstones markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.